Exhibit 4.1

FORM OF

WARRANT
TO PURCHASE
SHARES OF COMMON STOCK
OF
COMTECH TELECOMMUNICATIONS CORP.

Original Issue Date: June 14, 2026	No. W-_

FOR VALUE RECEIVED, the undersigned, Comtech Telecommunications Corp., a Delaware corporation (together with its successors and assigns, the “Company”), hereby certifies that [INVESTOR] or any transferee, assignee or other subsequent holder hereof (the “Holder”) is entitled to subscribe for and purchase, at the Exercise Price per share, the Warrant Share Number of duly authorized, validly issued, fully paid and non-assessable shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”). The Common Shares (as defined below) issuable hereunder (the “Warrant Shares”) are entitled to the benefits of the Registration Rights Agreement (as defined below). This Warrant is issued pursuant to that certain Subordinated Credit Agreement, dated as of October 17, 2024, by and among the Company, the lenders party thereto and U.S. Bank Trust Company, National Association, as administrative agent, as amended by that certain Waiver and Amendment No. 1 to Subordinated Credit Agreement, dated as of March 3, 2025, that certain Amendment No. 2 to Subordinated Credit Agreement, dated as of July 21, 2025, that certain Amendment No. 3 to Subordinated Credit Agreement, dated as of the date hereof, and as may be further, amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Subordinated Credit Agreement”). Capitalized terms used in this Warrant and not otherwise defined herein shall have the respective meanings specified in Section 8 hereof or, if not specified in Section 8 hereof, the respective meanings ascribed thereto in that certain Subscription and Exchange Agreement, dated as of March 3, 2025 (the “Series B-3 Exchange Agreement”), by and among the Company and the entities listed on Exhibit B of that Subscription and Exchange Agreement and, following the Closing (as defined in the Series B-4 Exchange Agreement), that certain Exchange Agreement (the “Series B-4 Exchange Agreement”, and together with the Series B-3 Exchange Agreement, the “Exchange Agreement”), dated as of the date hereof, by and among the Company and the entities listed on Exhibit B of that Exchange Agreement, in each case as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, regardless of whether the Exchange Agreement remains in effect as of any date of determination.

The number of Warrant Shares and the Exercise Price are subject to adjustment as provided herein, and all references to “Common Stock” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

1.            Term and Vesting of the Warrant.

(a)            Term. Subject to Section 1(b), the right to subscribe for and purchase Warrant Shares represented hereby commences on the Original Issue Date and shall expire prior to 5:00 p.m., New York, NY time, on April 17, 2032, or, if such day is not a Business Day, on the next succeeding Business Day (such period being the “Term”). Until the expiration of the Term, the Holder of this Warrant may exercise this Warrant for all or any part of the Warrant Shares purchasable hereunder (subject to adjustment as provided herein).

(b)            Vesting. This Warrant and the Warrant Shares hereunder shall vest and become exercisable on October 17, 2026 (the “Vesting Date”); provided, however, that this Warrant shall not vest pursuant to this Section 1(b) if, prior to the Vesting Date, the Closing Date Term Loans have been repaid in full (including, without limitation, payment of (x) all accrued and unpaid interest thereon and (y) the applicable Make-Whole Amount (as defined in the Subordinated Credit Agreement) payable in connection therewith). In the event the Closing Date Term Loans are repaid in full (including, without limitation, payment of (x) all accrued and unpaid interest thereon and (y) the applicable Make-Whole Amount (as defined in the Subordinated Credit Agreement) payable in connection therewith) prior to the Vesting Date, this Warrant shall be automatically and irrevocably forfeited and cancelled for no consideration, and the Holder shall have no further rights hereunder.

2.            Method of Exercise; Payment; Issuance of New Warrant; Transfer and Exchange.

(a)            Exercise of Warrant. The purchase rights represented by this Warrant may be exercised in whole or in part at any time and from time to time during the Term by delivering to the Company (by electronic mail or otherwise in accordance with Section 11) written notice of such exercise in the form attached hereto as Exhibit A (each, an “Exercise Form”) and the applicable Exercise Price, which may be satisfied by a Cash Exercise or a Cashless Exercise (as each is defined below), for each Warrant Share as to which this Warrant is being exercised. The “Exercise Date” in respect of each exercise of this Warrant shall be defined as the date that the Exercise Form in respect of such exercise is delivered to the Company in accordance with the terms hereof. In the event that this Warrant has not been exercised in full as of the last Business Day during the Term and the fair market value of one share of Common Stock on the Exercise Date exceeds the Exercise Price, subject to the Beneficial Ownership Limitation, the Holder shall be deemed to have exercised the purchase rights represented by this Warrant in full as a Cashless Exercise as of 4:59 p.m. (New York City time) on such last Business Day (and such last Business Day shall be deemed the Exercise Date for purposes of such exercise).

(b)            Cash Exercise. The Holder may pay the Exercise Price in respect of any Warrant Share(s) in cash (a “Cash Exercise”). In the case of a Cash Exercise, within one (1) Trading Day (or, if less, the number of Trading Days comprising the Standard Settlement Period on the Exercise Date) following the Exercise Date as aforesaid, the Holder shall deliver the aggregate Exercise Price for the Warrant Shares specified in the applicable Exercise Form by wire transfer or cashier’s check drawn on a United States bank.

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(c)            Cashless (Net Issue) Exercise. In lieu of paying the Exercise Price in respect of any Warrant Share(s) in cash, the Holder, at its option, may exercise this Warrant (in whole or in part) on a cashless basis by making appropriate notation on the applicable Exercise Form, in which event the Company shall issue to the Holder a number of Warrant Shares computed using the following formula (a “Cashless Exercise”):

Where:

X	=	the number of the Warrant Shares to be issued to the Holder.

Y	=	the number of Warrant Shares with respect to which the Warrant is exercised.

A	=	the fair market value of one share of Common Stock on the Exercise Date.

B	=	the Exercise Price (as adjusted to the date of such calculation).

For purposes of this Section 2(c), the “fair market value” of one share of Common Stock on the date of determination shall mean:

(i)            if the Market Price can be calculated in accordance with the definitions of “Market Price” and “Volume Weighted Average Price,” the Market Price per share of Common Stock as of the Exercise Date; and

(ii)            if the Market Price cannot be calculated in accordance with the definitions of “Market Price” and “Volume Weighted Average Price,” the fair market value of a share of Common Stock shall be the fair market value of a share of Common Stock as mutually determined in good faith by the Company and the Holder.

The date of determination for purposes of this Section 2(c) shall be the date the Exercise Form is delivered by the Holder to the Company.

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(d)            Issuance of Warrant Shares and New Warrant. In the event of any exercise of the purchase rights represented by this Warrant in accordance with the terms hereof, the Warrant Shares issuable upon such exercise shall be delivered by the Company, (i) in the case of an exercise at a time when any of the Unrestricted Conditions is met as of the Exercise Date in respect of such Warrant Shares, by causing the Company’s designated transfer agent (“Transfer Agent”) to electronically transmit the Warrant Shares issuable upon such exercise to the Holder by crediting the account of the Holder’s prime broker with The Depository Trust Company (“DTC”), through its Deposit/Withdrawal at Custodian (“DWAC”) system, as specified in the relevant Exercise Form, no later than the later of (x) one (1) Trading Day (or, if less, the number of Trading Days comprising the Standard Settlement Period) after the relevant Exercise Date; and, (y) in the case of a Cash Exercise, one (1) Trading Day after the date the applicable aggregate Exercise Price is received by the Company, provided that a delay in delivering the Warrant Shares in accordance with this clause (i) to the extent it is caused solely by a failure by the Holder or its designee to accept such DWAC transmission shall not be deemed a breach of this Section 2(d), or (ii) in the case of an exercise at a time when the Warrant Shares issuable upon such exercise are required to bear a restrictive legend pursuant to Section 2(f)(ii) because none of the Unrestricted Conditions is met in respect thereof, issue and dispatch by overnight courier to the address as specified in the Exercise Form, a certificate, registered in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise, within two (2) Trading Days after the relevant Exercise Date. Upon the exercise of this Warrant or any part hereof, the Company shall, at its own cost and expense, take all necessary action, including obtaining and delivering an opinion of counsel, if applicable, to assure that the Transfer Agent shall transmit to the Holder in accordance with this Section 2(d) the number of Warrant Shares issuable upon such exercise. The Company warrants that no instructions other than these instructions have been given and, the Company agrees that no instructions other than these instructions will be given, to the Transfer Agent in respect of the Warrant Shares and the Company covenants and agrees that it shall cause the Warrant Shares to not contain any legend or be subject to any stop transfer or similar instruction, if any of the Unrestricted Conditions is met in respect thereof. Upon the delivery of an Exercise Form in accordance with Section 2(a), the Holder shall be deemed for all purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s or its designee’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be. The Holder shall not be required to physically surrender this Warrant to the Company, except as provided in Section 2(e) in connection with a transfer of this Warrant. Execution and delivery of an Exercise Form (i) with respect to a partial exercise shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares, and (ii) in respect of an exercise of this Warrant in full, shall have the same effect as cancellation of the original Warrant. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the remaining number of Warrant Shares. The Holder and any assignee of the Holder, by acceptance of this Warrant, acknowledges and agrees that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the Warrant Share Number (and, therefore, the number of Warrant Shares available for purchase hereunder) at any given time may be less than the amount stated herein.

(e)            Transferability of Warrant. Subject to Section 2(f)(iii), this Warrant and all rights hereunder are transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant to the Company at its then principal executive offices with a properly completed and duly executed Assignment Form in the form attached hereto as Exhibit B. Within two (2) Trading Days of such surrender and delivery (the “Transfer Delivery Period”), the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall promptly thereafter be cancelled. Notwithstanding anything herein to the contrary, this Warrant, if properly assigned in accordance herewith, may be exercised by a new Holder for the purchase of Warrant Shares immediately upon such assignment without having a new Warrant issued. The Company shall pay any Transfer Taxes as such term is defined in Section 5(a) (below) imposed in connection with such transfer or assignment (if any).

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(f)            Restrictive Legend.

(i)            The Holder understands that until such time as the Warrant Shares have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 or an exemption from registration under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Warrant Shares may bear a restrictive legend in substantially the following form (and a stop-transfer order consistent therewith may be placed against transfer of the certificates for such securities) (the “Securities Law Legend”):

“THE OFFER AND SALE OF THIS SECURITY AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY AND SUCH SHARES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT; OR (B) PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. OR GUIDANCE, SUCH AS A SO-CALLED “4(a)(1) AND A HALF SALE.” NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

(ii)            The Warrant Shares (and any certificates or electronic book entries evidencing the Warrant Shares) shall not contain or be subject to (and Holder shall be entitled to removal of) any legend (or stop transfer or similar instruction) restricting the transfer thereof (including the Securities Law Legend): (A) while a registration statement (including a Shelf Registration, as defined in the Registration Rights Agreement) covering the sale or resale of such Warrant Shares is effective under the Securities Act and the Holder has undertaken in writing to conduct all sales of such Warrant Shares pursuant to such registration statement or an exemption from such registration, or (B) if the Holder provides customary paperwork to the effect that it has sold, or is selling substantially contemporaneously with the delivery of such paperwork, such securities pursuant to such a registration statement or Rule 144 under the Securities Act, or (C) if such Warrant Shares are eligible for sale under Rule 144(b)(1) under the Securities Act as set forth in customary, non-affiliate paperwork provided by the Holder, or (D) if at any time on or after the date hereof the Holder certifies that it is not a Rule 144 Affiliate, and has not been a Rule 144 Affiliate for the preceding three (3) months, and that the Holder’s holding period for purposes of Rule 144 (including, for the avoidance of doubt, subsection (d)(3)(ii) thereof) is at least six (6) months, and if such holding period is less than one (1) year, the current public information requirement of Rule 144(b)(1) is then met, or (E) if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) as determined in good faith by counsel to the Company or as set forth in a legal opinion delivered by a nationally recognized counsel to the Holder (collectively, the “Unrestricted Conditions”). The Company shall cause its counsel to issue a legal opinion to the Transfer Agent, promptly after the Registration Effective Date, or at such other time as any of the Unrestricted Conditions has been satisfied, if the Transfer Agent requires such an opinion to effect the issuance of the Warrant Shares without a restrictive legend or removal of the legend hereunder. If any of the Unrestricted Conditions is met at the time of issuance of the Warrant Shares then such Warrant Shares shall be issued free of all legends and stop-transfer instructions. The Company agrees that following the Registration Effective Date or at such other time as any of the Unrestricted Conditions is met or such legend is otherwise no longer required under this Section 2(f), it will, no later than the earlier of (x) one (1) Trading Day and (y) the number of Trading Days comprising the Standard Settlement Period following the delivery by the Holder to the Company or the Transfer Agent of the Warrant Shares issued with a restrictive legend, deliver or cause to be delivered to the Holder or its designee the Warrant Shares free from all restrictive and other legends (or similar notations) by crediting the account of the Holder’s prime broker with DTC, through its DWAC system. For purposes hereof, “Registration Effective Date” shall mean the first date that the first Resale Shelf Registration Statement (as defined in the Registration Right Agreement) covering the Warrant Shares that the Company is required to file pursuant to the Registration Rights Agreement has been declared effective by the SEC. The Company acknowledges and agrees that, the Holder shall be deemed to have certified that it is not a Rule 144 Affiliate and has not been a Rule 144 Affiliate for the preceding three (3) months upon each delivery of an Exercise Form, unless the Holder otherwise advises the Company in writing. The Holder, by acceptance hereof, acknowledges and agrees that the removal of any restrictive legends from any securities as set forth in this Section 2(f)(ii) is predicated upon the Company’s reliance that the Holder will sell such securities pursuant to either the registration requirements of the Securities Act or an exemption therefrom, and that if such securities are sold pursuant to a registration statement, they will be sold while such registration statement is effective and available for resales of such securities, in compliance with the plan of distribution set forth therein.

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(iii)            The Holder, by acceptance hereof, covenants that it will not sell or otherwise transfer any Warrants or Warrant Shares except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration and prospectus delivery requirements of the Securities Act.

(g)            No Fractional Shares or Scrip. No fractional shares or scrip representing fractional Warrant Shares shall be issued upon the exercise of this Warrant. If any fraction of a share of Common Stock would, except for the provisions of this Section 2(g), be issuable on the exercise of this Warrant, the Holder shall be entitled to receive a cash payment equal to the Market Price of the Common Stock less the Exercise Price for such fractional share.

(h)            Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new Warrant of like tenor and amount.

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(i)            No Rights of Stockholders. Except as otherwise provided herein, including in Section 4(c), the Holder, as such, shall not be entitled to vote or be otherwise deemed the holder of Common Shares or any other securities of the Company that may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings.

(j)            Holder’s Exercise Limitations. Notwithstanding anything to the contrary contained in any Section herein, the Company shall not effect any exercise of this Warrant, and the Holder shall not be entitled to exercise this Warrant for Warrant Shares to the extent that after giving effect to such exercise such Holder, either alone or as a part of a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) “beneficially owning” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act and for purposes of Section 13 and Section 16 of the Exchange Act) in excess of nine and ninety-nine hundredths percent (9.99%) (the “Beneficial Ownership Limitation”) of the then outstanding shares of Common Stock, provided, that the Beneficial Ownership Limitation shall only apply to the extent that the Common Stock is deemed to constitute an “equity security” pursuant to Rule 13d-(i)1 under the Exchange Act. For purposes of this Warrant, in determining the number of outstanding Common Shares, the Holder may rely on the number of outstanding Common Shares as reflected in (x) the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, or any current report filed by the Company with the Commission subsequent thereto, in each case, filed with the SEC prior to the date hereof, (y) a more recent public announcement by the Company or (z) a written confirmation by the Company or the Transfer Agent, within two (2) Trading Days following a written request from a Holder, of the number of shares of Common Stock then outstanding. Upon the written request of the Holder, the Company shall within two (2) Trading Days confirm in writing or by electronic mail to the Holder the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and its Rule 144 Affiliates since the date as of which such number of outstanding Common Shares was reported. By written notice to the Company, the Holder may from time to time increase or decrease the maximum percentage to any other percentage specified not in excess of 19.99% (the “Maximum Cap”) in such notice; provided that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company (such sixty-first (61st) day, the “Effective Date”) provided further, that (i) the Maximum Cap shall only apply to the extent required by Nasdaq Marketplace Rule 5635(b) (“Rule 5635(b)”) and if the Maximum Cap is not required pursuant to Rule 5625(b), then, the Warrant held by the Holder shall be exercisable on or after the Ownership Limitation Increase Effective Date following the delivery of the notice up to any other percentage of outstanding shares set forth in such notice without regard to the Maximum Cap, and (ii) such Maximum Cap may not be amended or waived absent Company stockholder approval in accordance with Rule 5635(b). [Notwithstanding the foregoing, any Holder who has acquired or holds Warrants with the purpose or effect of changing or influencing the control of the Company, or in connection with or as a participant in any transaction having such purpose or effect, shall not be permitted to increase the Ownership Limitation in excess of 9.99%.]1 For purposes of this Section 2(j), the aggregate number of Common Shares or voting securities beneficially owned by the Holder and its Rule 144 Affiliates and any other Persons whose beneficial ownership of Common Shares would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act shall include the Common Shares issuable upon the exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of Common Shares which would be issuable upon (x) exercise of the remaining unexercised and non-cancelled portion of this Warrant by the Holder and (y) exercise or conversion of the unexercised, non-converted or non-cancelled portion of any other securities of the Company that do not have voting power (including, without limitation, any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock), is subject to a limitation on conversion or exercise analogous to the limitation contained herein and is beneficially owned by the Holder or any of its Rule 144 Affiliates and other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act. This Section 2(j) shall not limit the number of Common Shares issuable upon exercise of this Warrant for purposes of determining the amount of securities or other consideration that such Holder may receive in the event of a Major Transaction or an Organic Change as contemplated in this Warrant.

1 To be inserted only in Warrants to be issued to affiliates of White Hat Capital Partners LP.

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(k)            Cash Damages for Failure to Timely Issue Warrant Shares. If by the earlier of (i) one (1) Trading Day and (y) the number of Trading Days comprising the Standard Settlement Period, in each case, following the delivery by the Holder to the Company or the Transfer Agent of an Exercise Form (the “Cash Damages Trigger Date”) the Company shall fail to issue and deliver a certificate to the Holder for, or, if as required by Section 2(d) hereof the Company shall fail to credit the Holder’s or its designee’s balance account with DTC with, the applicable number of Warrant Shares (in each case, free of any restrictive legend, provided that any Unrestricted Condition is satisfied), the Company shall pay additional damages to the Holder, in cash, for each thirty (30) day period after such Cash Damages Trigger Date such exercise is not timely effected in an amount equal to (prorated for any partial period) one percent (1.00%) of (the product of (I) the number of Warrant Shares not issued and delivered to the Holder (in each case, free of any restrictive legend, provided, that any Unrestricted Condition is satisfied) or its designee prior to the Cash Damages Trigger Date and to which the Holder is entitled and (II) the Volume Weighted Average Price of a share of Common Stock on the last day of the Delivery Period. In addition to any other rights or remedies available to the Holder under this Warrant, the Subordinated Credit Agreement, or otherwise at law or in equity, at the written election of the Holder made in the Holder’s sole discretion, if, on or after the last day of the Delivery Period in respect of such Exercise, the Holder or its brokerage firm purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares that the Holder was entitled to receive upon such exercise (such purchased shares, “Buy-In Shares”), the Company shall (1) be obligated to promptly pay to the Holder (in addition to all other available remedies that the Holder may otherwise have), 105% of the amount by which (A) the Holder’s total purchase price (including brokerage commissions, if any) for such Buy-In Shares exceeds (B) the net proceeds received by the Holder from the sale of a number of shares equal to up to the number of Warrant Shares such Holder was entitled to receive but had not received on or before the last day of such Delivery Period date, and (2) at the option of the Holder, either reinstate the portion of this Warrant and equivalent number of Warrant Shares for which such exercise was not honored (and refund the Exercise Price therefor, to the extent paid by Holder), or deliver to the Holder the number of Common Shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver the Common Shares upon exercise of this Warrant as required pursuant to the terms hereof.

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(l)            Void Exercise Form. If for any reason the Holder has not received all of the Warrant Shares (free of any restrictive legend, provided that any Unrestricted Condition is satisfied) prior to the earlier of (i) one (1) Trading Day and (y) the number of Trading Days comprising the Standard Settlement Period, in each case, following the delivery by the Holder to the Company or the Transfer Agent of an Exercise Form, then the Holder, upon written notice to the Company by electronic mail (a “Void Exercise Notice”), may void its Exercise Form with respect to, and retain or have returned, as the case may be, any portion of this Warrant with respect to which Warrant Shares have not been delivered pursuant to the Holder’s Exercise Form; provided, that the voiding of the Holder’s Exercise Form shall not affect the Company’s obligations to make any payments that have accrued prior to the date of such Void Exercise Notice pursuant to this Section 2(l).

3.            Certain Representations and Agreements. The Company represents, warrants, covenants and agrees:

(a)            This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.

(b)            All Warrant Shares issuable upon the exercise of, or otherwise pursuant to, this Warrant pursuant to the terms hereof shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such Warrant Shares are, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Company, and free from all taxes, liens and charges. As of the Original Issue Date, the Company has reserved from its authorized and unissued Common Shares, exclusively for issuance upon exercise of this Warrant, and from and after the Original Issue Date the Company shall at all times reserve and keep available out of its authorized but unissued Common Shares solely for the purpose of effecting exercises of this Warrant, such number of Common Shares as shall from time to time be sufficient to effect the exercise of this Warrant in full for cash (without giving effect to the Beneficial Ownership Limitation or any other limitations on exercise herein or elsewhere); and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the exercise of this Warrant in full, the Company will use reasonable best efforts to take such corporate action as may be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purpose, including, without limitation, calling a special meeting of stockholders and/or any other relevant corporate body to amend the Company’s charter increasing the authorized share capital of the sufficiently high to meet the Company’s obligations under this Section 3(b).

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(c)            The Company shall take all such actions as may be necessary to ensure that all Warrant Shares are issued without violation of any applicable law or governmental regulation or any requirements of any securities exchange upon which shares of the Company’s capital stock may be listed at the time of such exercise.

(d)            The Company will use its reasonable best efforts to procure, subject to issuance or notice of issuance, the listing of any Warrant Shares issuable upon exercise of this Warrant on the principal stock exchange on which the Common Stock is then listed or traded.

(e)            The authorization, execution, delivery and performance by the Company of this Warrant, and the consummation by the Company of the transactions contemplated hereby, including the issuance of this Warrant and the Warrant Shares do not and will not: (i) violate or result in the breach of any provision of the Certificate of Incorporation, Bylaws and Certificate of Designations; or (ii) with such exceptions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (x) violate any provision of, constitute a breach of, or default under, any judgment, order, writ, or decree applicable to the Company or any of its Subsidiaries or any material contract, mortgage or credit agreement to which the Company or any of its Subsidiaries is a party; (y) violate any provision of, constitute a breach of, or default under, any applicable state, federal or local law, rule or regulation; or (z) result in the creation of any liens, pledges, mortgages, security interests or other encumbrances or charges of any kind upon any assets of the Company or any of its Subsidiaries or the suspension, revocation or forfeiture of any franchise, permit or license granted by a governmental authority to the Company or any of its Subsidiaries, other than liens under federal or state securities laws.

(f)            No shareholder approval is required pursuant to the rules of the Nasdaq Stock Market in connection with the issuance of this Warrant or the Warrant Shares. The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of the issuance of this Warrant (or the Warrant Shares) to the Holder or the transfer thereof, without any further action on the part of the stockholders of the Company or the Board of Directors.

(g)            No consent, approval or authorization of, or filing with, any court or governmental authority is or will be required on the part of the Company in connection with the issuance of this Warrant and the Warrant Shares, except for those which have already been made or granted, including the approval of the listing of the Warrant Shares with the Nasdaq Stock Market.

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4.            Adjustments and Other Rights. The Exercise Price and Warrant Share Number shall be subject to adjustment from time to time as follows; provided that no single event shall cause an adjustment or distribution under more than one subsection of this Section 4 so as to result in duplication.

(a)            Adjustments to Exercise Price. Upon any adjustment to the number of Warrant Shares for which this Warrant is exercisable pursuant to this Section 4, the Exercise Price shall immediately be adjusted to equal the quotient obtained by dividing (i) the aggregate Exercise Price of the Warrant Share Number for which this Warrant was exercisable immediately prior to such adjustment by (ii) the Warrant Share Number for which this Warrant is exercisable immediately after such adjustment; provided, however, that the Exercise Price with respect to the new Warrant Share Number for which this Warrant is exercisable resulting from any such adjustment shall not be less than the par value per share at such time (which, for the avoidance of doubt, is $0.10 as of the issue date of this Warrant).

(b)            Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall at any time or from time to time (i) pay or make a dividend or make a distribution on its Common Stock in Common Shares, (ii) split, subdivide or reclassify the outstanding Common Shares into a greater number of shares or (iii) combine or reclassify the outstanding Common Shares into a smaller number of shares (each of the transactions described in clauses (i)-(iii), a “Stock Event”), the Warrant Share Number at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be proportionately adjusted so that the Holder immediately after such record date or effective date, as the case may be, shall be entitled to purchase the number of Common Shares which such Holder would have owned or been entitled to receive in respect of the Common Shares subject to this Warrant after such date had such Holder held a number of Common Shares equal to the Warrant Share Number immediately prior to such record date or effective date, as the case may be. In the event of such adjustment, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be immediately adjusted to the number obtained by dividing (x) the product of (1) the Warrant Share Number before the adjustment determined pursuant to the immediately preceding sentence and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, split, subdivision, combination or reclassification giving rise to such adjustment by (y) the new Warrant Share Number determined pursuant to the immediately preceding sentence. If any Stock Event is declared or announced, but not so paid or made, the Exercise Price and the Warrant Share Number shall again be adjusted to be the Exercise Price and Warrant Share Number that would then be in effect had such Stock Event not been declared or announced.

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(c)            Distributions. Notwithstanding anything to the contrary contained herein (including, for the avoidance of doubt, Section 2(j)), the Holder, as the holder of this Warrant, shall be entitled to receive, and shall be paid by the Company, any dividend paid or distribution of any kind made to the holders of Common Stock, other than a dividend or distribution resulting in an adjustment pursuant to Section 4(b), to the same extent as if the Holder had exercised this Warrant in full in a Cash Exercise (without regard to the Beneficial Ownership Limitation or any other limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized, reserved and available to effect any such exercise and issuance) and had held such Warrant Shares on the record date for such dividend or distribution (or, if there is no record date therefor, on the date of such dividend or distribution). Payments or distributions under this Section 4(c) shall be made concurrently with the dividend or distribution to holders of the Common Stock. For the avoidance of doubt, if at any time the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of its capital stock (the “Purchase Rights”), and such grant, issuance or sale does not result in a dividend or distribution resulting in an adjustment pursuant to Section 4(b), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon exercise in full of this Warrant (without regard to the Beneficial Ownership Limitation or any other limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized, reserved and available to effect any such exercise and issuance) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights. For the avoidance of doubt, in the case of a dividend or distribution for which an adjustment is required to be made pursuant to Section 4(b), the Holder shall not be entitled to participate in such dividend or distribution pursuant to this Section 4(c).

(d)            Event of Default. Not later than two (2) Business Days following the occurrence of an Event of Default, the Company shall deliver written notice thereof via electronic mail and overnight courier to the Holder (a “Default Notice”), which notice shall prominently indicate that it is a “Default Notice,” and make a public announcement of such Event of Default. In the event of an Event of Default, the Company shall, at the Holder’s option, exercisable by written election of the Holder delivered to the Company at any time prior to the thirtieth (30th) day following the occurrence of the Event of Default (or, if later, the thirtieth (30th) day following the date of delivery to the Holder of the Default Notice in respect of such Event of Default), purchase this Warrant from the Holder by paying or delivering to the Holder an amount in cash equal to the Black Scholes Value of the unexercised portion of this Warrant. For purposes of clarification, the Holder shall not be required to exercise the Warrant or pay the Exercise Price in order to receive such Black-Scholes Value. The payment of such Black-Scholes Value will be made by wire transfer of immediately available funds within five (5) Business Days of the Holder’s election. The Beneficial Ownership Limitation and any other restriction or limitation on exercise of this Warrant shall be disregarded for purposes of the determination of the Black Scholes Value of the remaining unexercised portion of this Warrant.

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(e)            Organic Change and Major Transaction.

(i)            At least thirty (30) days prior to the occurrence of any Major Transaction or Organic Change, but, in any event, within one (1) Trading Day following the (x) the date of the first public announcement by any Person of such Major Transaction or Organic Change if such announcement is made before 4:00 p.m., New York City time, or (y) the day following the public announcement of such Major Transaction or Organic Change if such announcement is made at or after 4:00 p.m., New York City time, the Company shall deliver written notice thereof via electronic mail and overnight courier to Holder (a “Major Transaction/Organic Change Notice”); provided, however, that, with respect to any Major Transaction or Organic Change that is not a Successor Major Transaction, the applicable deadline by which the Company must deliver the Major Transaction/Organic Change Notice shall be one (1) Trading Day following (x) the date of the first public announcement by any Person of such Major Transaction or Organic Change if such announcement is made before 4:00 p.m., New York City time, or (y) the day following the date of the first public announcement by any Person of such Major Transaction or Organic Change if such announcement is made on or after 4:00 p.m., New York City time; and provided, further, that the Company shall make a public announcement of any Major Transaction or Organic Change no later than one (1) Trading Day after the Company first has knowledge of the occurrence thereof. Each Major Transaction/Organic Change Notice shall prominently indicate that it is a “Major Transaction/Organic Change Notice” and the subject of any email that contains or attaches a Major Transaction/Organic Change Notice shall be “Comtech – Major Transaction/Organic Change Notice.” Each Major Transaction/Organic Change Notice shall set forth the date on which the applicable Major Transaction or Organic Change has been or will be consummated or occur (or, if such date is not known, the Company’s good faith estimate of the date of such consummation or occurrence). If a Major Transaction or Organic Change shall not have been consummated or occurred within thirty (30) days following any date on which a Major Transaction/Organic Change Notice with respect thereto shall have been delivered to the Holder, then promptly following such thirtieth (30th) day, such Major Transaction/Organic Change Notice shall be re-sent in accordance with this Section 4(e)(i) (provided, that such notice shall be updated, if applicable, to reflect the Company’s good faith estimate of the date on which the Major Transaction or Organic Change will be consummated or occur as of the date such notice is re-sent). Such notices shall be sent successively after each 30-day period following delivery of a Major Transaction/Organic Change Notice that the applicable Major Transaction or Organic Change is not consummated or does not occur, unless the Company shall have publicly announced that such Major Transaction or Organic Change shall not occur or be consummated. Without limiting the rights and remedies of the Holder hereunder or under the Subordinated Credit Agreement, or otherwise at law or in equity, the failure to timely deliver or re-send any Major Transaction/Organic Change Notice or other notice pursuant to this Section 4 or to include any required information in such notice shall toll any time period hereunder for any response responding to, or taking any action following, such notice by the Holder.

(ii)            Subject to the right of the Holder to elect a Major Transaction Repurchase, in the event of a Major Transaction, then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Major Transaction, at the option of the Holder (without regard to any limitation in Section 2(d) on the exercise of this Warrant or any other limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized, reserved and available to effect any such exercise and issuance), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Major Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Major Transaction (without regard to the Beneficial Ownership Limitation or any other limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized, reserved and available to effect any such exercise and issuance), assuming this Warrant were exercised for cash. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Major Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Major Transaction.

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(iii)            Notwithstanding anything to the contrary contained herein and without regard to the Beneficial Ownership Limitation or any other limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized, reserved and available to effect any such exercise and issuance, in the event of a Major Transaction, the Company or any Successor Entity shall, at the Holder’s option, exercisable by written election of the Holder delivered to the Company, (A) in the case of a Successor Major Transaction, at any time during the period beginning on the date the Company first delivers (or by which it is first obligated to deliver) such Major Transaction/Organic Change Notice and ending on the later of five (5) Trading Days immediately prior to the occurrence of such Major Transaction and fifteen (15) Trading Days after such Holder’s receipt of the last Major Transaction/Organic Change Notice received by such Holder and (B) in the case of a Major Transaction other than a Successor Major Transaction, at any time beginning on the date the Company delivers (or by which it is obligated to deliver) a Major Transaction/Organic Change Notice with respect thereto for so long as this Warrant remains outstanding, purchase this Warrant from the Holder by paying or delivering to the Holder the Major Transaction Consideration (a “Major Transaction Repurchase”). For purposes of clarification, the Holder shall not be required to exercise the Warrant or pay the Exercise Price in order to receive the Major Transaction Consideration. The payment of the cash component of the Major Transaction Consideration will be made by wire transfer of immediately available funds within five (5) Business Days of the Holder’s election (or, if later, on the effective date of the Major Transaction) and the delivery of any non-cash component(s) of the Major Transaction Consideration shall be delivered to the Holder on substantially the same basis as a holder of Common Shares would be entitled to receive comparable consideration as a result of the Major Transaction. The Beneficial Ownership Limitation and any other restriction or limitation on exercise of this Warrant (including any such restriction or limitation resulting from an insufficient number of authorized, reserved and available shares to effect the exercise of this Warrant) shall be disregarded for purposes of the determination of the Black Scholes Value of the remaining unexercised portion of this Warrant.

(iv)            The Company shall cause any acquiring, surviving or successor entity in a Major Transaction or Organic Change in which the Company does not survive as the parent entity (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the Registration Rights Agreement in accordance with the provisions hereof and thereof pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Required Holders prior to such Major Transaction or Organic Change, including agreements to deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant that is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to the Beneficial Ownership Limitation or any other limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized, reserved and available to effect any such exercise and issuance, and assuming this Warrant is exercised for cash) prior to such Major Transaction or Organic Change, as applicable, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Major Transaction or Organic Change and the value of such shares of capital stock, to the extent necessary to protect the Holders from any loss of value of this Warrant immediately prior to the consummation of such Major Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Organic Change or Major Transaction in which there is a Successor Entity, the Successor Entity shall succeed to, and be substituted for the Company (so that from and after the occurrence of such Organic Change or Major Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and the Successor Entity shall assume all of the obligations of the Company under this Warrant and the Registration Rights Agreement with the same effect as if the Successor Entity had been named as the Company herein and therein.

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(v)            Notwithstanding anything to the contrary contained herein, the Holder may deliver an Exercise Form not less than five (5) Business Days prior to the closing of a Major Transaction or the occurrence of any other transaction or event that provides for the exercise of this Warrant (in whole or in part), that is conditioned upon, and, at the election of the Holder, shall occur concurrently with, or immediately prior to, the consummation of such Major Transaction, other transaction or event (which, in the case of an Asset Sale, may be the distribution of assets to the Company’s stockholders); provided, that delivery of such an Exercise Form shall not prohibit the Holder from exercising this Warrant in accordance with its terms during such five (5) Business Day period.

(vi)            If, at any time while this Warrant is outstanding an Organic Change is consummated or otherwise occurs, then, upon exercise of this Warrant, the Holder shall be entitled to receive in lieu of (or in addition to, as the case may be) the Warrant Shares, the kind and amount of securities, cash or other property of the Company or the Successor Entity, as the case may be, resulting from such Organic Change, which a Holder of the Warrant Share Number (at the time of such Organic Change and, for the avoidance of doubt, without regard to the Beneficial Ownership Limitation or any other restriction or limitation on exercise) of Warrant Shares would have been entitled to receive upon consummation of such Organic Change if such Warrant Shares had been outstanding immediately prior to such Organic Change; and in any such case, if applicable, the provisions set forth herein with respect to the rights and interests thereafter of the Holder shall be appropriately adjusted (pursuant to a written agreement in form and substance reasonably satisfactory to the Required Holders) so as to be applicable, as nearly as may reasonably be, to the Holder’s right to exercise this Warrant in exchange for any shares of stock or other securities or property pursuant to this paragraph. If holders of Common Shares are given any choice as to the kind and/or amount of stock and/or other securities or property (including cash) to be received in an Organic Change, then the Holder shall be given the same choice as to the consideration it receives upon any exercise of this Warrant following such Organic Change. For the avoidance of doubt, neither the provisions of this Section 4(e)(vi) nor any partial exercise of this Warrant following the occurrence of an Organic Change shall in any way limit the right of the Holder to elect a Major Transaction Repurchase.

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(vii)          The Company shall not effect a Successor Major Transaction with respect to which Holder has elected to cause a repurchase of this Warrant in accordance with this Section 4(e) without first either (a) placing into an escrow account with an independent escrow agent, at least three (3) Business Days prior to the closing date of the Successor Major Transaction, the relevant Major Transaction Consideration or (b) obtaining the written agreement of any Successor Entity that the payment of the Major Transaction Consideration shall be a condition precedent to consummation of such Successor Major Transaction. In the event that the Company attempts to consummate a Major Transaction without complying with this Section 4(e), the Holder shall have the right to apply for an injunction in any state or federal court sitting in the City of New York, borough of Manhattan to prevent the closing of such Major Transaction until the Company (and, if applicable, the Successor Entity) shall have complied with provisions of this Section 4(e), without the necessity of showing economic loss and without any bond or other security being required.

(viii)         For the avoidance of doubt, the rights and obligations of the Company and each Holder upon the occurrence of a Major Transaction or Organic Change are conditional upon such Major Transaction or Organic Change being consummated (or actually occurring, as applicable) and in the event that a Major Transaction or Organic Change for which a Holder is given notice is not consummated (or does not occur), then upon written notice from the Company to such Holder confirming that such Major Transaction or Organic Change has not and will not be consummated (or occur), all actions taken under this Section 4(e) prior to such written notice in connection with such Major Transaction or Organic Change shall be deemed to be rescinded and null and void. In the event that such Major Transaction is being consummated pursuant to an agreement between the Company (or any Rule 144 Affiliate thereof) and any other Person, the Company shall not deliver the written notice contemplated by the immediately preceding sentence unless such agreement has terminated.

(f)            Certain Repurchases of Common Shares. In case the Company effects a Pro Rata Repurchase of shares of Common Stock and the value (determined as of the time (the “Expiration Time”) such Pro Rata Repurchase expires by the Company in good faith) of the cash and other consideration paid per share of Common Stock in such Pro Rata Repurchase exceeds the Closing Price per share of Common Stock on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such Pro Rata Repurchase (such Closing Price, the “Pro Rata Repurchase Closing Price”), then the Exercise Price shall be reduced (but in no event increased) to the price determined by multiplying the Exercise Price in effect immediately prior to the Expiration Time by a fraction of which the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase (including the shares to be repurchased or exchanged in the Pro Rata Repurchase) and (y) the Pro Rata Repurchase Closing Price, minus (ii) the aggregate value of all cash and any other consideration (determined as of the Expiration Time by the Company in good faith) paid or payable for shares purchased in such Pro Rata Repurchase, and of which the denominator shall be the product of (x) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase, excluding the shares to be repurchased or exchanged in the Pro Rata Repurchase and (y) the Pro Rata Repurchase Closing Price. In such event, the Warrant Share Number shall be increased (but in no event decreased) to the number obtained by dividing (i) the product of (x) the Warrant Share Number before such adjustment, and (y) the Exercise Price in effect immediately prior to the Pro Rata Repurchase giving rise to this adjustment by (ii) the new Exercise Price determined in accordance with the immediately preceding sentence.

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(g)            Other Events. If any event of the type contemplated by the provisions of Section 4(a), 4(b), 4(d), 4(e) or 4(f) or any other provision hereof that provides for an adjustment of Exercise Price, the Warrant Share Number, or the number and class of shares of capital stock issuable upon exercise of this Warrant, but not expressly provided for by any such provision occurs, then the Company shall make an appropriate adjustment in the Exercise Price, the Warrant Share Number and/or number and class of shares of capital stock issuable upon exercise of this Warrant so as to protect the rights of the Holder in a manner consistent with such provisions; provided, that no such adjustment shall increase the Exercise Price or decrease the Warrant Share Number except as otherwise determined pursuant to the express provisions of Section 4(a) or 4(b).

(h)            Calculations. All calculations under this Section 4 shall be made to the nearest one-hundredth (1/100th) of a cent or to the nearest one-tenth (l/10th) of a share, as the case may be.

(i)            Notice of Adjustments. Whenever the Exercise Price or the Warrant Share Number shall be adjusted as provided in this Section 4, the Company shall as promptly as practicable deliver to the Holder a certificate of its Chief Financial Officer (the “Adjustment Certificate”) setting forth, in reasonable detail, the event requiring such adjustment and the method by which such adjustment was calculated and specifying the Exercise Price and Warrant Share Number that shall be in effect after such adjustment. Notwithstanding the foregoing, if the Holder objects to the Exercise Price and the Warrant Share Number (after giving effect to the proposed adjustment) set forth in the Adjustment Certificate, the Holder shall notify the Company of the in writing of such objection (such notice, the “Objection Notice”) as promptly as practicable, in any event no later than five (5) Business Days, after delivery of the Adjustment Certificate by the Company, specifying, in reasonable detail, the nature of any objection so asserted, and include all supporting calculation, analyses and other documentation. If the Holder delivers an Objection Notice pursuant to this Section 4(i), the Company and the Holder shall negotiate in good faith to resolve any objection set forth in the Objection Notice. If the Company and the Holder are unable to resolve all objections set forth in the Objection Notice within fifteen (15) Business Days of delivery of the Objection Notice by the Holder to the Company (or such longer period as the Company and the Holder may agree), then the Company shall promptly obtain a certificate of an independent, nationally recognized accounting or investment banking firm (which firm does not have a material financial interest in either the Company or the Holder or any of their respective Affiliates) appointed for such purpose (the “Independent Financial Expert”) setting forth the same information, and such certificate shall be used as the basis to effect the applicable adjustment. The costs and expenses of such Independent Financial Expert shall be paid by the Holder, unless the calculations of the Exercise Price and the Warrant Share Number (after giving effect to the proposed adjustment) set forth in the certificate of the Independent Financial Expert differ by 10% or more from the calculations set forth in the Adjustment Certificate, in which case such costs and expenses shall be paid by the Company.

(j)            Adjustment Rules. Any adjustments pursuant to this Section 4 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below the par value of the Common Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Common Stock.

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(k)            Proceedings Prior to any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 4, the Company shall take such actions as are necessary, which may include obtaining regulatory, stock exchange or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable Common Shares (and any other securities, if applicable) that the Holder is entitled to receive upon exercise of this Warrant pursuant to this Section 4.

(l)             Income Tax Adjustment. The Company may (but is not required to) make such decreases in the Exercise Price and increases in the Warrant Share Number, in addition to those required by Sections 4(a) through 4(g), as the Board of Directors determines is consistent with the principles of Treasury Regulation Section 1.305-3 and considers to be advisable to avoid or diminish any U.S. federal income tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or any similar event treated as such for U.S. federal income tax purposes.

5.            Taxes; HSR.

(a)            Taxes. The Company shall be responsible for paying all present or future stamp, court or documentary, intangible, recording, filing or similar taxes (“Transfer Taxes”) that arise from the issuance of this Warrant and any issuance of the Warrant Shares under this Warrant.

(b)            HSR Submissions. If the Holder determines in good faith that the exercise of this Warrant is subject to notification under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the related rules and regulations promulgated thereunder (collectively, the “HSR Act”), each of the Company and the Holder agrees to (i) cooperate with the other party in the other party’s preparing and making such submission and any responses to inquiries of the Federal Trade Commission (“FTC”) and/or Department of Justice (“DOJ”); and (ii) prepare and make any submission required to be filed by the Company or the Holder, as applicable, under the HSR Act and respond to inquiries of the FTC and DOJ in connection therewith. The Company shall pay, or reimburse the Holder for, the costs of any required filing fees for any submissions under the HSR Act. Where the Holder notifies the Company that, pursuant to this section, the Holder has determined that an HSR filing is required, the Company shall not issue Warrant Shares until the expiration or early termination of the applicable waiting period under the HSR Act.

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6.            Dispute Resolution. In the case of a dispute between the Company and the Holder as to the determination of the Exercise Price, Market Price, Volume Weighted Average Price, Major Transaction Consideration or Major Transaction Warrant Share Number, the Company shall issue, or instruct the Transfer Agent to issue, as applicable, to the Holder the number of Warrant Shares that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via email within two (2) Business Days of receipt or deemed receipt of the Holder’s Exercise Form or other date of determination. If the Holder and the Company are unable to agree upon the determination of the Exercise Price, Market Price, Volume Weighted Average Price, Major Transaction Consideration or Major Transaction Warrant Share Number within one (1) Business Day of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall promptly (and in any event within two (2) Business Days) submit via email (A) the disputed determination of the Exercise Price, Market Price, Volume Weighted Average Price, Major Transaction Consideration or Major Transaction Warrant Share Number, to an independent, reputable investment banking firm selected by the Holder and subject to the approval of the Company (such consent not to be unreasonably withheld, conditioned or delayed), or (B) in the case of a dispute as to the arithmetic calculation of the Exercise Price or the arithmetic calculation of the Volume Weighted Average Price, Major Transaction Consideration or Major Transaction Warrant Share Number, to an independent registered public accounting firm selected by the Holder and, if not the Company’s auditors, subject to the approval of the Company (such consent not to be unreasonably withheld, conditioned or delayed), as the case may be. The Company shall direct the investment bank or the accounting firm, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accounting firm’s determination or calculation, as the case may be, shall be binding upon all parties absent manifest error. Notwithstanding anything herein to the contrary, any such final determination in respect of a dispute in connection with a Major Transaction in which the Company is not the surviving parent entity, shall be made prior to the occurrence of such Major Transaction.

7.            Frustration of Purpose. The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any Common Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Common Shares upon the exercise of this Warrant.

8.            Definitions. For the purposes of this Warrant, the following terms have the following meanings:

“Action” means any legal, regulatory or administrative proceeding, suit, investigation, arbitration or action.

“Adjustment Certificate” has the meaning specified in Section 4(i) hereof.

“Asset Sale” means a transaction described in clause (B) of the definition of “Major Transaction.”

“Beneficial Ownership Limitation” has the meaning specified in Section 2(j) hereof.

“Black Scholes Value” means the value of this Warrant or applicable portion thereof as determined by use of the Black-Scholes Option Pricing Model using the applicable criteria set forth on Schedule A hereto.

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“Bloomberg” means Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by the Required Holders and the Company.

“Business Day” means any day, except a Saturday, Sunday or legal holiday, on which banking institutions in the city of New York, New York are authorized or obligated by law or executive order to close; provided, however, for clarification, bank institutions shall not be deemed to be authorized or obligated by law or executive order to remain closed due to “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in the City of New York generally are open for use by customers on such day.

“Cash Exercise” has the meaning specified in Section 2(b) hereof.

“Cashless Exercise” has the meaning specified in Section 2(c) hereof.

“Closing Date Term Loans” means the “Closing Date Term Loan” as defined in the Subordinated Credit Agreement.

“Closing Price” means, for any security as of any Trading Day, the closing (last sale) price per share for such security on its Principal Market on such Trading Day (at the end of regular trading hours on such Principal Market), as reported by Bloomberg, or if no closing price per share is reported for such security by Bloomberg, the average of the last bid and last ask price (or if more than one in either case, the average of the average last bid and average last ask prices) per share for such security on such Trading Day as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If such security is not listed for trading on a U.S. national or regional securities exchange on the relevant Trading Day, then the Closing Price for such security will be the average of the mid-point of the last bid and last ask prices per share for such security in the over-the-counter market on the relevant Trading Day as reported by OTC Markets Group or similar organization. If the Closing Price cannot be calculated for a security on such date on any of the foregoing bases, the Closing Price of such security on such date shall be the fair market value per share of such security as mutually determined in good faith by the Board of Directors of the Company and the Required Holders.

“Common Shares” means shares of Common Stock.

“Common Stock” has the meaning specified in the preamble hereof.

“Company” has the meaning specified in the preamble hereof.

“Delivery Failure” means the Company fails to deliver Warrant Shares to Holder within any applicable Delivery Period (other than due to the Beneficial Ownership Limitation).

“Delivery Period” means, in respect of each exercise of the Holder’s purchase right hereunder, the period commencing on the delivery of an Exercise Form in respect of such exercise and ending on the deadline for delivery of the applicable Warrant Shares as set forth in Section 2(d).

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“DTC” has the meaning specified in Section 2(d) hereof.

“DWAC” has the meaning specified in Section 2(d) hereof.

“Event of Default” means the occurrence of any of the following: (i) a Registration Failure occurs and remains uncured for a period of more than thirty (30) days; (ii) a Public Reporting Failure occurs and remains uncured for a period of more than thirty (30) days; (ii) a Delivery Failure occurs and remains uncured for a period of more than ten (10) Business Days; or at any time, the Company announces or states in writing that it will not honor its obligations to issue and deliver Common Shares to Holder upon exercise by Holder of this Warrant; (iii) a Legend Removal Failure occurs and remains uncured for a period of ten (10) days; (iv) a Transfer Delivery Failure occurs and remains uncured for a period of twenty (20) days; (v) the Company breaches any of its obligations under Section 4(e) hereof in respect of a Major Transaction; (vi) the Company commits any other material breach of its obligation hereunder or under the Registration Rights Agreement and such breach remains uncured for a period of more than thirty (30) days following notice of such breach; (vii) the liquidation, bankruptcy, insolvency, dissolution or winding up (or the occurrence of any analogous proceeding) of the Company; (viii) the Common Shares cease to be listed, traded or publicly quoted on the Nasdaq Global Market and are not promptly re-listed on the New York Stock Exchange, the NYSE American, the NASDAQ Global Market, the NASDAQ Global Select Market or the NASDAQ Capital Market (or, in each case, any successor thereto); or (ix) the Common Stock ceases to be registered under Section 12 of the Exchange Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” has the meaning specified in the preamble hereof.

“Exercise Date” has the meaning specified in Section 2(a) hereof.

“Exercise Form” has the meaning specified in Section 2(a) hereof.

“Exercise Price” means $0.10 per share, subject to adjustment as provided herein.

“Holder” means the Person or Persons who shall from time to time own this Warrant.

“Independent Financial Expert” has the meaning specified in Section 4(i) hereof.

“Legend Removal Failure” means the Company fails to issue this Warrant and/or Warrant Shares without a restrictive legend, or fails to remove a restrictive legend, when and as required under Section 2(f) hereof.

“Major Transaction” means any of the following events:

(A)            a consolidation, merger, exchange of shares, tender or exchange offer, recapitalization, reorganization, business combination, purchase or sale of shares or other similar event, (1) following which the holders of Common Stock, or of the voting power of voting stock, immediately preceding such consolidation, merger, exchange, recapitalization, reorganization, business combination, sale of shares or other event either (a) no longer own a majority of the outstanding shares of Common Stock or of the shares or voting power of voting stock of the Company or (b) no longer have the ability to elect a majority of the Board of Directors of the Company, or (2) as a result of which the Common Stock shall be changed into (or the holders of the shares of Common Stock become entitled to receive) the same or a different number of shares of the same or another class or classes of stock or securities of the Company or of another entity (other than (i) to the extent the shares of Common Stock are changed or exchanged solely to reflect a change in the Company’s jurisdiction of incorporation, (ii) any Stock Event or (iii) solely a change in par value of the Common Stock) (a “Change in Control Transaction”);

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(B)          the sale, lease or transfer or other conveyance (including, for the avoidance of doubt, by way of an exclusive license), in one transaction or a series of related transactions of (i) all or substantially all of the consolidated assets of the Company (including, for the avoidance of doubt, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole) to any Person other than one or more of the Company’s wholly-owned Subsidiaries or (ii) assets of the Company (including, for the avoidance of doubt, assets of the Company and its Subsidiaries, taken as a whole) to any Person other than one or more of the Company’s wholly-owned Subsidiaries for a purchase price equal to more than 50% of the Enterprise Value (as defined below) of the Company. For purposes of this clause (B), “Enterprise Value” shall mean (I) the product of (x) the number of issued and outstanding shares of Common Stock on the date the Company first delivers (or by which it is first obligated to deliver) the Major Transaction/Organic Change Notice multiplied by (y) the Closing Price of the Common Stock on such date plus (II) the aggregate principal amount of the Company’s and its consolidated subsidiaries’ debt as shown on the latest consolidated financial statements of the Company and its subsidiaries filed with the Commission (the “Current Financial Statements”), plus (III) if applicable, the aggregate liquidation preference of each class of the Company’s outstanding preferred stock, if any, less (III) the aggregate amount of cash and cash equivalents of the Company and its consolidated subsidiaries, as shown on the Current Financial Statements;

(C)          the stockholders of the Company approve any plan or proposal for the liquidation, dissolution or winding-up of the Company;

(D)          a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, the Holder or its Rule 144 Affiliates files any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of the Company’s Stock representing beneficial ownership of more than 50% of the outstanding shares of Common Stock or of the shares or voting power of the Company’s voting stock; provided, that no person or group shall be deemed to be the beneficial owner of any securities tendered pursuant to a tender offer or exchange offer made by or on behalf of such “person” or “group” until such tendered securities are accepted for purchase or exchange under such offer;

(E)          the Common Stock ceases to be listed on any Eligible Market on which it is then listed and is not immediately re-listed on another Eligible Market. For the purposes of this clause (E), “Eligible Market” means the New York Stock Exchange, the NYSE American, The Nasdaq Capital Market, The Nasdaq Global Market or The Nasdaq Global Select Market (or, in each case, any successor thereto); or

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(F)           the Common Stock ceases to be registered under Section 12 of the Exchange Act.

“Major Transaction Consideration” means (a) the amount of cash, property and other assets and the number of securities or other property of the Successor Entity, the Company or other entity that would be issuable in the Major Transaction, in respect of a number of shares equal to the Major Transaction Warrant Share Number (assuming, for these purposes, that such shares had been issued and outstanding immediately prior to consummation of such Major Transaction) or (b) if none of the foregoing applies, an amount in cash equal to the Black-Scholes Value of the unexercised portion of this Warrant. If holders of Common Shares are given any choice as to the securities, cash or property to be received in a Major Transaction, then the Holder shall be given the same choice as to the Major Transaction Consideration it receives upon a Major Transaction Repurchase (without giving effect to the Beneficial Ownership Limitation or any other limitation on exercise herein, and assuming the exercise hereof for cash).

“Major Transaction Warrant Share Number” means an amount equal to the Black-Scholes Value of the unexercised portion of this Warrant determined as of the date the applicable Major Transaction is consummated or otherwise occurs, divided by the Closing Price of the Common Stock on the principal securities exchange or other securities market on which the Common Stock is then traded on the Trading Day immediately preceding the date on which the applicable Major Transaction is consummated or otherwise occurs.

“Market Price” means, with respect to a share of Common Stock or any other security, on any given day, the arithmetic average of the Volume Weighted Average Price (as defined below) of the Company’s Common Stock or such security on each of the five (5) consecutive Trading Days ending immediately prior to the Exercise Date or other date of determination (or, for the avoidance of doubt, for purposes of the determination of the Market Price in the case of an exercise of this Warrant, or any other event, occurring on a Trading Date after the end of regular trading hours on the applicable exchange or trading market, ending on such Exercise Date or other date of determination). In the event that a Stock Event is consummated during any period for which the arithmetic average of the Volume Weighted Average Prices is to be determined, the Volume Weighted Average Price for all Trading Days during such period prior to the effectiveness of the Stock Event shall be appropriately adjusted to reflect such Stock Event.

“Objection Notice” has the meaning specified in Section 4(i) hereof.

“Organic Change” means any merger, consolidation, business combination, recapitalization, reorganization, reclassification, spin-off or other transaction, other than a Major Transaction, in each case, that is effected in such a way that the outstanding Common Shares are converted into, are exchanged for or become the right to receive (either directly or upon subsequent liquidation) cash, securities or other property.

“Original Issue Date” means the original issue date included on the cover page of this Warrant.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity.

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“Principal Market” means, with respect to the Common Stock, the principal Eligible Market on which the Common Stock is listed, and with respect to any other security, the principal securities exchange or trading market for such security.

“Pro Rata Repurchase” means any purchase of shares of Common Stock by the Company or any subsidiary thereof pursuant to any tender offer or exchange offer subject to Section 13(e) of the Exchange Act (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act); provided, however, that, for the avoidance of doubt, “Pro Rata Repurchase” shall not include any purchase of shares by the Company or any subsidiary thereof made in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act.

“Public Reporting Failure” means the failure of the Company to file with the Commission in a timely manner (giving effect to any extensions pursuant to Rule 12b-25 under the Exchange Act) all reports and other materials required to be filed by the Company by Section 13 or 15(d) of the Exchange Act, as applicable (provided, that the failure to file Current Reports on Form 8-K shall not be deemed a Public Reporting Failure to the extent that Rule 144 remains available for the resale of the Warrant Shares).

“Registration Failure” means the failure of the Company to use its reasonable best efforts to (A) obtain effectiveness with the SEC in respect of any Shelf Registration pursuant to the Registration Rights Agreement, or (B) keep such Shelf Registration current, effective and available for the resale of the Registrable Securities (including, as applicable, by amending or supplementing such Shelf Registration, as required pursuant to the Registration Rights Agreement.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of March 3, 2025, among the Company, and the Investors (as defined therein) from time to time signatory thereto, and, following the Closing, that certain Registration Rights Agreement, dated as of the date hereof, among the Company, and the Investors (as defined therein) from time to time signatory thereto, in each case as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Required Holders” means the Holders holding a majority in interest of the Warrants.

“Rule 144 Affiliate” means, with respect to any Person as of the applicable time of determination, that such Person is not as of such time a “person” that is an “affiliate” of the Company within the meaning of Rule 144.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the principal securities exchange or securities market on which the Common Stock is then traded as in effect on the date of delivery of the applicable Exercise Form.

“Subordinated Credit Agreement” has the meaning specified in the preamble hereof.

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“Successor Major Transaction” means a Change in Control Transaction in which the outstanding shares of Common Stock are converted into the right to receive cash, securities of another entity and/or other assets or an Asset Sale.

“Term” has the meaning specified in Section 1 hereof.

“Trading Day” means, in respect of any security, any day on which trading of such security occurs on its Principal Market. If the Common Shares are not so listed or traded, then “Trading Day” means a Business Day.

“Transfer Delivery Failure” means the Company has failed to deliver a Warrant within any applicable Transfer Delivery Period.

“Unrestricted Conditions” has the meaning specified in Section 2(f)(ii) hereof.

“Vesting Date” has the meaning specified in Section 1(b) hereof.

“Volume Weighted Average Price” means, with respect to a share of Common Stock or any other security as of any date, the volume weighted average sale price on the principal United States exchange or market on which the Common Stock or such security is then being traded as reported by, or based upon data reported by, Bloomberg, or, if no volume weighted average sale price is reported for such security, then the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security on the OTC Bulletin Board, the OTCQX Market, the OTCQB Market or Pink Open Market of OTC Markets Group (or, in each case, any successor to such market).

“Warrant” means this Warrant and any other warrants of like tenor issued in substitution or exchange for any thereof pursuant to the provisions of Section 2(d) hereof.

“Warrant Share Number” means [•]2, subject to adjustment as set forth herein, including reduction for each Common Share as to which this Warrant has been exercised (whether pursuant to a Cash Exercise or a Cashless Exercise) hereunder (subject to the Company’s compliance with its obligations with respect to each such exercise under Section 2 hereof).

“Warrant Shares” has the meaning set forth in the preamble.

“Warrants” means, collectively, this Warrant and each other warrant issued pursuant to the Subordinated Credit Agreement as described in the preamble hereof and any Warrants issued in exchange, transfer or replacement hereof or thereof, as any of the foregoing may be amended, restated, supplemented or otherwise modified from time.

9.            Amendment and Waiver. Any term, covenant, agreement or condition in this Warrant may be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by a written instrument or written instruments executed by the Company and the Holder. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of this Warrant, unless the same consideration (other than the reimbursement of legal fees) also is ratably offered to the holders of all other Warrants.

2 In the aggregate, Magnetar funds will receive 500,000 warrants. White Hat will receive 125,000 warrants.

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10.            Governing Law; Jurisdiction; Specific Performance. This Warrant and all matters concerning the construction, validity, enforcement and interpretation hereof or otherwise relating hereto shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York. All Actions arising out of or relating to this Warrant shall be heard and determined in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 10 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Warrant shall be effective if notice is given by overnight courier at the address set forth or referred to in Section 11 of this Warrant. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Warrant in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Warrant and to enforce specifically the terms and provisions hereof in the courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Warrant, the Subordinated Credit Agreement and this right of specific enforcement is an integral part of the terms of this Warrant. The parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties acknowledge and agree that any party shall not be required to provide any bond or other security in connection with its pursuit of an injunction or injunctions to prevent breaches of this Warrant to enforce specifically the terms and provisions hereof. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, the Subordinated Credit Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief).

26

11.            Notices. All notices, requests, claims, demands and other communications under this Warrant shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following respective addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 11):

(a)            If to the Holder to the address for the notice to the Holder pursuant to the Exchange Agreement, or at such other address or contact information delivered by the Holder to the Company in writing.

(b)           If to the Company:

Comtech Telecommunications Corp.

305 N 54th Street

Chandler, Arizona 85226

Attn: Michael A. Bondi, Chief Financial Officer

E-mail: Michael.Bondi@comtech.com

with a copy to (which copy alone shall not constitute notice):

Norton Rose Fulbright US LLP
1301 Avenue of the Americas

New York, New York 10019-6022
Attention: Steven I. Suzzan
E-mail: steven.suzzan@nortonrosefulbright.com

In connection with any exercise or assignment of this Warrant, no ink-original Exercise Form or Assignment Form, as applicable, shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Exercise Form or Assignment Form be required.

12.            Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the Company and the Holder and their respective successors and permitted assigns (subject to Section 2(e) with respect to the Holder); provided that the Company shall not assign its obligations under this Warrant except to a Successor Entity in connection with a Successor Major Transaction as provided in Section 4(e).

13.            Modification and Severability. The provisions of this Warrant will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of any other provision hereof. To the fullest extent permitted by law, if any provision of this Warrant, or the application thereof to any Person or circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Warrant and the application of such provision to other Persons, entities or circumstances will not be affected by such invalidity or unenforceability.

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14.            Interpretation. When a reference is made in this Warrant to a Section, such reference shall be to a Section of this Warrant unless otherwise indicated. The headings contained in this Warrant are for reference purposes only and shall not affect in any way the meaning or interpretation of this Warrant. Whenever the words “include,” “includes” or “including” are used in this Warrant, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Warrant shall refer to this Warrant as a whole and not to any particular provision of this Warrant unless the context requires otherwise. The words “date hereof’ when used in this Warrant shall refer to the date of this Warrant. The terms “or,” “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” All terms defined in this Warrant shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Warrant are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to, and all payments hereunder shall be made in, the lawful money of the United States. References to a Person are also to its successors and permitted assigns. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Warrant, the date that is the reference date in calculating such period shall be excluded (and, unless otherwise required by law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

15.            Withholding.

(a)            On or prior to the Original Issue Date (or in the case of any transfer, the date such transferee becomes the Holder), and thereinafter upon reasonable request or as required under applicable laws, to the extent permitted by applicable laws, the Holder shall deliver to the Company tax forms or other documentation (including any applicable Internal Revenue Service Form W-9) reasonably satisfactory to the Company to establish an exemption from, or a reduction in the rate of, U.S. federal withholding tax that may apply to any payment for dividends or any constructive dividend under Section 305(c) of the Code.

(b)            Notwithstanding anything to the contrary, any Holder that is not a “United States Person” (as defined in Section 7701(a)(30) of the Code) (a “non-U.S. Holder”) agrees that, if such Holder is deemed to have received a distribution subject to U.S. federal income tax under Section 305 of the Code as a result of an adjustment or the non-occurrence of an adjustment to the Exercise Price or Warrant Share Number, then (i) the Company may, at its option, withhold or set off (or cause to be withheld or set off) any applicable withholding taxes on behalf of such Holder against payments or deliveries under the Warrant, and (ii) if the Company pays any such withholding taxes on behalf of such Holder, then the Company may, at its option, withhold from or set off such payments against payments of cash or the delivery of the Warrant Shares or other consideration under the Warrant.

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(c)            The Company shall notify, or shall cause to be notified, the applicable non-U.S. Holder of its intention to make any such withholding or deduction the Company is required to make, as determined in good faith by the Company, hereunder reasonably in advance of doing so, and shall reasonably consult with the Holder regarding the amount and imposition of any such withholding or deduction and use commercially reasonable efforts to assist the Holder with claiming any exemption or reduction from such withholding or deduction allowable by applicable laws. The Company shall provide, or shall cause to be provided, a receipt or other evidence of payment of any such taxes deducted or withheld to such non-U.S. Holder within 30 days after making any deduction or withholding of such Taxes.

16.           Inconsistent Agreements. The Company shall not, on or after the date hereof, enter into any agreement with respect to its securities which conflicts in any material respect with the rights granted to the Holders in this Warrant. The Company represents and warrants to the Holders that the rights granted hereunder do not in any way conflict in any material respect with the rights granted to holders of the Company’s securities under any other agreements.

[Signature pages follow]

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IN WITNESS WHEREOF, the Company has duly executed this Warrant.

Dated: June 14, 2026.

COMTECH TELECOMMUNICATIONS CORP.

By:
Name:
Title:

30

EXHIBIT A

FORM OF EXERCISE NOTICE
(To be executed by the registered holder hereof)

Reference is made to the Warrant to Purchase Common Shares of Comtech Telecommunications Corp. No. W-_ (the “Warrant”).

The undersigned hereby irrevocably exercises the Warrant with respect to shares of common stock, par value $0.10 per share (the “Common Stock”), of Comtech Telecommunications Corp., a Delaware corporation (the “Company”).

Check the applicable box:

☐	The undersigned is exercising the Warrant with respect to [_______] shares of Common Stock pursuant to a Cashless Exercise resulting in a delivery obligation of the Company to the Holder of [_______] shares of Common Stock, and makes payment of the Exercise Price with respect to such shares in full, all in accordance with the conditions and provisions of the Warrant applicable to such Cashless Exercise.

☐	The undersigned is exercising the Warrant with respect to [__________] shares of Common Stock pursuant to a Cash Exercise. [IF APPLICABLE: The undersigned hereby encloses, or has delivered by wire transfer to an account designated by the Company, $____ as payment of the Exercise Price.]

2.            Capitalized terms used but not otherwise defined in this Exercise Form shall have the meaning ascribed thereto in the Warrant.

Dated: ____________________________

Please issue shares of Common Stock in the following name and, if applicable, to the following address:

Issue to (print name):

Email Address:

DTC Details (if applicable):

Address for Stock Certificates (if applicable):

1

EXHIBIT B

ASSIGNMENT FORM
(To be executed by the registered holder hereof)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto the within Warrant and all rights evidenced thereby and does irrevocably constitute and appoint , attorney, to transfer the said Warrant on the books of the within named corporation.

Dated:	Signature

Address

PARTIAL ASSIGNMENT
(To be executed by the registered holder hereof)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto the right to purchase Common Shares issuable upon exercise of the attached Warrant, and does irrevocably constitute and appoint , attorney, to transfer that part of the said Warrant on the books of the within named corporation.

Dated:	Signature

Address

B-1

Schedule A

Black-Scholes Value

Remaining Term	Number of calendar days from date of consummation or occurrence of the Major Transaction or Event of Default until the last date on which this Warrant may be exercised.

Interest Rate	A risk-free interest rate corresponding to the US$ Treasury Yield + 0.50% for a period equal to the Remaining Term.

Cost to Borrow	0%

Volatility	If the first public announcement of the Major Transaction is made at or prior to 4:00 p.m., New York City time, the arithmetic mean of the historical volatility for the 10, 30 and 50 Trading Day periods ending on the day prior to the date of such first public announcement, obtained from the HVT or similar function on Bloomberg. If the first public announcement of the Major Transaction is made after 4:00 p.m., New York City time, the arithmetic mean of the historical volatility for the 10, 30 and 50 Trading Day periods ending on the date of such first public announcement, obtained from the HVT or similar function on Bloomberg.

Stock Price

Major Transaction:

The greatest of (1) the per share closing (last sale) price of the Common Shares on The Nasdaq Global Market, or, if that is not the principal trading market for the Common Shares, such principal market on which the Common Shares are traded or listed (the “Closing Market Price”) on the Trading Day immediately preceding the date on which the Major Transaction is consummated or otherwise occurs, (2) the first Closing Market Price following the first public announcement of the Major Transaction, and (3) the Closing Market Price as of the date immediately preceding the first public announcement of the Major Transaction.

Event of Default:

The greatest of (1) the Closing Market Price on the Trading Day immediately preceding the date on which the Event of Default occurs, (2) the first Closing Market Price following the first public announcement of the Event of Default, and (3) the Closing Market Price as of the date immediately preceding the first public announcement of the Event of Default.

B-2